EXHIBIT 5.1

July 7, 2006

Nicholas Malino, Chief Executive Officer

Airguide, Inc.

1105 N. Peoria

Tulsa, Oklahoma 74116

Dear Mr. Malino:

You have requested our opinion, as counsel for Airguide, Inc., an Oklahoma corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 17,350,667 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.

No opinion is expressed herein as to any laws other than the State of Oklahoma of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ John Heskett

John Heskett

JFH:dc